Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

April 27, 2005

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES FIRST QUARTER 2005 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $126 million, or 30 cents per share on a diluted basis, for the first quarter of 2005 compared with $149 million, or 36 cents per share, in the first quarter of 2004.

Total earnings for the quarter, which include the impact of discontinued operations, were $121 million, or 29 cents per share, in 2005, compared with $150 million, or 36 cents per share, in 2004.

Xcel Energy’s total earnings for the first quarter of 2005 included the following:

•                  Regulated utility earnings from continuing operations were $135 million, or 32 cents per share, compared with $158 million, or 37 cents per share, in 2004;

•                  Nonregulated subsidiary and holding company losses from continuing operations were 2 cents per share, compared with a loss of 1 cent per share in 2004; and

•                  Results from discontinued operations were losses of $4 million, or 1 cent per share, compared with income of $0.8 million, or 0 cents per share, in 2004.

Earnings for the first quarter of 2005 declined largely due to lower short-term wholesale margins, higher depreciation expense and higher utility operating and maintenance expenses. In addition, retail electric sales were lower than anticipated.

“The decline in earnings from 2004 was anticipated, with the exception of the impact of weather and lower-than-projected sales,” said Richard C. Kelly, president and chief operating officer.  “In last year’s first quarter, we benefited from a $17 million power sale to another utility and an extra day in the quarter for leap year.  This year we had a scheduled refueling outage and 10-year inspection at our Monticello nuclear unit, resulting in additional costs and less availability of low-cost energy to sell into the market during the quarter.  We are maintaining our 2005 earnings guidance of $1.18 to $1.28 per share from continuing operations.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review first quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800 374-0832)
International Dial-In:	(706 634-5081)

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on April 27 through 11:59 p.m. CDT on April 30.

Replay Numbers
US Dial-In:

(800) 642-1687

International Dial-In:	(706) 645-9291
Access Code:	5050529

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2004.

For more information, contact:
R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations   (612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three Months Ended March 31,
	2005	2004

Operating revenues:
Electric utility	$1,539,165	$1,473,600
Natural gas utility	836,969	762,808
Nonregulated and other	23,555	25,240
Total operating revenues	2,399,689	2,261,648

Operating expenses:
Electric fuel and purchased power – utility	761,408	678,693
Cost of natural gas sold and transported – utility	668,786	594,252
Cost of sales – nonregulated and other	10,685	12,033
Other operating and maintenance expenses – utility	402,470	393,645
Other operating and maintenance expenses – nonregulated	8,089	7,422
Depreciation and amortization	191,789	169,567
Taxes (other than income taxes)	81,938	84,798
Total operating expenses	2,125,165	1,940,410

Operating income	274,524	321,238

Interest and other income, net of nonoperating expenses	492	(421)
Allowance for funds used during construction - equity	5,183	8,456

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,479 and $7,426, respectively)	113,641	113,831
Allowance for funds used during construction - debt	(4,833)	(6,103)
Total interest charges and financing costs	108,808	107,728

Income from continuing operations before income taxes	171,391	221,545
Income taxes	45,509	72,413
Income from continuing operations	125,882	149,132
Income (loss) from discontinued operations - net of tax (see Note 3)	(4,404)	779
Net income	121,478	149,911
Dividend requirements on preferred stock	1,060	1,060
Earnings available to common shareholders	$120,418	$148,851

Weighted average common shares outstanding (thousands):
Basic	401,116	398,583
Diluted	424,449	421,921
Earnings per share – basic:
Income from continuing operations	$0.31	$0.37
Discontinued operations	(0.01)	0.00
Earnings per share – basic	$0.30	$0.37
Earnings per share – diluted:
Income from continuing operations	$0.30	$0.36
Discontinued operations	(0.01)	0.00
Earnings per share – diluted	$0.29	$0.36

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	3 months ended March 31,
	2005	2004
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.32	$0.37
Financing costs and preferred dividends – holding company	(0.02)	(0.02)
Nonregulated and holding company segment	—	0.01
Earnings per share - continuing operations	0.30	0.36

Income (loss) from discontinued operations – Note 3	(0.01)	—
Total earnings per share – diluted	$0.29	$0.36

The following table summarizes significant components contributing to the changes in the first quarter of 2005 earnings per share compared with the same period in 2004, which are discussed in more detail later in the release.

March 31, 2005 vs. 2004
2004 Earnings per share - diluted	$0.36

Components of change – 2005 vs. 2004
Lower short-term wholesale and commodity trading margins	(0.04)
Higher depreciation and amortization expense	(0.03)
Higher base electric utility margins	0.01
Higher operating and maintenance expense	(0.01)
Effective tax rate changes and other	0.01
Net change in earnings per share – continuing operations	(0.06)

Changes in Earnings Per Share – Discontinued Operations	(0.01)
2005 Earnings per share – diluted	$0.29

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2005 vs. Normal	2004 vs. Normal	2005 vs. 2004
3 months ended March. 31	$(0.01)	$(0.01)	$—

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three-month period ended March 31, 2005, compared with the same period in 2004.

	3 months ended March 31,
	Actual	Normalized
Electric residential	(0.2)%	0.2%
Electric commercial and industrial	0.4%	0.6%
Total retail electric sales	0.2%	0.5%
Firm natural gas sales	(0.3)%	0.0%
Total natural gas sales	2.9%	3.0%

The weather-adjusted retail electric sales growth of 0.5 percent reflects the impact of a leap year in 2004, which provided an extra day of sales in the first quarter of 2004.  Weather-adjusted growth would have been approximately 1.5 percent after adjusting for the impact of leap year by removing the extra day of sales in the first quarter of 2004.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement) from Xcel Energy’s electric utility, short-term wholesale and commodity trading operations that are included in continuing operations:

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 03/31/2005
Electric utility revenue (excluding commodity trading)	$1,507	$33	$—	$1,540
Electric fuel and purchased power utility	(744)	(17)	—	(761)
Commodity trading revenue	—	—	116	116
Commodity trading costs	—	—	(117)	(117)
Gross margin before operating expenses	$763	$16	$(1)	$778
Margin as a percentage of revenue	50.6%	48.5%	(0.9)%	47.0%

3 months ended 03/31/2004
Electric utility revenue (excluding commodity trading)	$1,411	$58	$—	$1,469
Electric fuel and purchased power-utility	(658)	(21)	—	(679)
Commodity trading revenue	—	—	86	86
Commodity trading costs	—	—	(82)	(82)
Gross margin before operating expenses	$753	$37	$4	$794
Margin as a percentage of revenue	53.4%	63.8%	4.7%	51.1%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $10 million for the first quarter of 2005, compared with the first quarter of 2004.  The increased base electric margin reflects weather-normalized sales growth, lower costs that are not recovered through regulatory mechanisms and higher capacity margins at Public Service Company of Colorado (PSCo), partially offset by increased purchased capacity costs mainly at PSCo.  For more information see the following table:

Base Electric Utility Margin

(Millions of dollars)	2005 vs. 2004
Sales growth (excluding weather impact)	$3
Estimated impact of weather	(3)
Purchased capacity costs	(7)
Capacity sales	4
Regulatory adjustments	4
Lower unrecovered costs (including certain hedging costs at PSCo)	6
Other	3
Total base electric utility margin increase	$10

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.  Short-term wholesale and commodity trading margins decreased approximately $26 million during the first quarter of 2005.  First quarter 2004 short-term wholesale results reflect the impact of higher trading volumes and a preexisting contract, which contributed $17 million in the first quarter of 2004 and expired at that time.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the first quarter of 2005 increased by approximately $9 million, or 2.2 percent, compared with the same period in 2004.  The increase is primarily due to a nuclear plant refueling and 10-year inspection outage in 2005, with no comparable outage in 2004, which increased costs by approximately $20 million.  In addition, pension and medical costs were approximately $7 million higher in 2005 than 2004. The increases were partially offset by lower maintenance costs at the fossil-fuel plants of approximately $8 million and lower incentive compensation and 401(k) costs of approximately $11 million.

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $22 million, or 13.1 percent, for the first quarter of 2005, when compared with the first quarter of 2004.  This change was primarily due to the installation of new steam generators at the Prairie Island nuclear plant and software additions placed in service late in 2004 or early in 2005.

Income taxes – Income taxes for continuing operations decreased by $27 million for the first quarter of 2005 compared with the same period in 2004.  The effective tax rate for continuing operations was 26.6 percent for the first quarter of 2005, compared with 32.7 percent for the same period in 2004.  The decreases were due to a decrease in pretax income and plant-related permanent taxable income adjustments and an increase in research and development tax credits.

Note 3. Discontinued Operations

Results from discontinued operations were a loss of 1 cent per share for the first quarter of 2005.  In March 2005, Xcel Energy agreed to sell its non-regulated subsidiary, Utility Engineering Corp. (UE) to Zachry Group, Inc.  In April 2005, Zachry acquired all of the outstanding shares of UE.  Quixx Corp., a subsidiary of UE that partners in cogeneration projects, was not included in the transaction.  Xcel Energy recorded an immaterial loss in the first quarter of 2005 on the transaction.

Note 4.  Xcel Energy Capital Structure

Following is the preliminary capital structure of Xcel Energy at March 31, 2005:

(Billions of Dollars)	Balance at March 31, 2005	Percentage of Total Capitalization

Current portion of long-term debt	$0.2	2%
Short-term debt	0.2	2%
Long-term debt	6.5	52%
Total debt	6.9	56%

Preferred equity	0.1	1%
Common equity	5.3	43%
Total equity	5.4	44%

Total capitalization	$12.3	100%

Xcel Energy has renewed the credit facilities of its operating utility companies.  Northern States Power Company, a Minnesota corporation, (NSP-Minnesota), PSCo and Southwestern Public Service (SPS) each have individual 5-year, unsecured, credit facilities.  The combined size of the facilities is $1.125 billion, with NSP-Minnesota comprising $375 million, PSCo comprising $500 million and SPS comprising $250 million.  Each credit facility has one financial covenant requiring that the debt to total capitalization ratio of each entity be less than or equal to 65 percent.  The facilities closed on April 21, 2005.

Note 6.  Rates and Regulation

NSP-Minnesota Natural Gas Rate Case - On Sept. 17, 2004, NSP-Minnesota filed with the Minnesota Public Utilities Commission (MPUC) for a $9.9 million annual increase in natural gas distribution rates, an overall increase of 1.7 percent.  The return on equity requested was 11.5 percent.  Interim rates, subject to refund, of $6.4 million were placed in effect on Dec. 1, 2004.

On April 19, 2005, NSP-Minnesota and the Department of Commerce filed with an administrative law judge and the MPUC an offer of settlement related to the natural gas rate case.  The settlement agreement includes an annual rate increase of $5.8 million, based on a return on equity of 10.4 percent.  The settlement also reflects an increase in the residential customer charge from $6.50 to $8.00 per month.  Other parties to the proceeding may file surrebuttal testimony by April 29, 2005, and hearings are expected to be held in early May.  The settlement agreement is subject to the approval of the MPUC, which is expected to act in this proceeding in August 2005.

Texas Retail Fuel Cost (SPS)  — Fuel and purchased energy costs are recovered in Texas through a fixed fuel and purchased energy recovery factor.  In May 2004, SPS filed with the Public Utility Commission of Texas (PUCT) its periodic request for fuel and purchased power cost recovery for electric generation and fuel management activities for the period from January 2002 through December 2003.  SPS requested approval of approximately $580 million of Texas-jurisdictional fuel and purchased power costs for the two-year period.  Intervenor and PUCT staff testimony was filed in October 2004 and hearings were held in December 2004.  Intervenor testimony contained objections to SPS’ methodology for assigning average fuel costs to wholesale sales, among other things.  Recovery of $49 million to $86 million of the requested amount was contested by multiple intervenors.

In January 2005, SPS filed its post-hearing briefs disputing the intervenor objections.  The administrative law judge issued his recommended proposal for the decision (PFD) on April 15, 2005, which was generally favorable to SPS.  Prior to issuance of the PFD, SPS had entered into a non-unanimous stipulation with the PUCT staff and several of the intervenors.  The stipulation would provide reasonable regulatory certainty for SPS on all key issues raised in this proceeding.  Certain intervenors, although not presently signatories to the non-unanimous stipulation, are expected to file agreement with the majority of the stipulation principles, while opposing certain other provisions.  If the PUCT does not approve the filed stipulation without modification, SPS, as well as the other signatories have the option of withdrawing from the stipulation. If one or more signatories withdraw from the stipulation, the PUCT could revert to the consideration of the PFD or continue consideration of the non-unanimous stipulation with the remaining signatories.  It is uncertain as to whether the PUCT will approve the stipulation or will adopt any or all of the administrative law judge’s recommendations contained in the PFD. The settlement reflects a potential liability of approximately $25 million, which is consistent with the reserve that SPS accrued during the fourth quarter of 2004 related to this proceeding.  SPS believes this estimate is appropriate and sufficient, if either the stipulation is accepted or if a litigated outcome develops.  A PUCT decision is expected in late May 2005.

Note 7.  Capital Expenditure Forecast Update

The following is the consolidated Xcel Energy capital expenditure forecast:

Project Description	2005	2006	2007	2008	2009
MERP*	$191	$404	$197	$125	$56
Comanche 3	59	179	287	298	125
Capital expenditures – base	991	917	1,021	929	1,085
Total	$1,241	$1,500	$1,505	$1,352	$1,266

*Minnesota emissions reduction project

The following is an update of the capital expenditure forecast for each of the utility subsidiaries of Xcel Energy:

Utility Subsidiary	2005	2006	2007	2008	2009
NSP-Minnesota	$645	$832	$713	$571	$605
NSP-Wisconsin	60	79	75	74	68
PSCo	425	499	593	591	488
SPS	111	90	124	116	105
Total	$1,241	$1,500	$1,505	$1,352	$1,266

Note:  The capital forecast does not reflect any potential expenditures for the recently issued regulations referred to as the clear air interstate and mercury rules.

Note 8.  Xcel Energy Earnings Guidance

2005 Earnings Guidance – Xcel Energy’s 2005 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2005 Diluted EPS Range
Utility operations	$1.27 - $1.37
Holding company financing costs	$(0.11)
Other nonregulated subsidiaries	$0.02
Xcel Energy Continuing Operations – EPS	$1.18 - $1.28

Key Assumptions for 2005:

•                  Seren is held for sale and accounted for as discontinued operations;

•                  Normal weather patterns are experienced;

•                  Weather-adjusted retail electric utility sales growth of approximately 1.6 percent to 2.0 percent;

•                  Weather-adjusted retail natural gas utility sales growth of approximately 1.0 percent to 1.3 percent;

•                  The NSP-Minnesota gas rate case settlement is approved;

•                  The Federal Energy Regulatory Commission rate case is successfully completed;

•                  Capacity costs increase of $15 million, net of capacity cost recovery;

•                  No additional margin impact results from the fuel allocation issue at SPS;

•                  Short-term wholesale and commodity trading margins decline by approximately $30 million to $55 million from 2004;

•                  Other utility operating and maintenance expense increases between 2 percent and 3 percent from 2004;

•                  Depreciation expense increases approximately 7 percent to 8 percent from 2004;

•                  Interest expense increases approximately $10 million to $15 million from 2004;

•                  Allowance for funds used during construction-equity is relatively flat;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits of 9 cents per share;

•                  The effective tax rate for continuing operations is approximately 27 percent to 30 percent; and

•                  Average common stock and equivalents total approximately 426 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES
UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

3 months ended March 31,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,376,134	$2,236,408
Nonregulated and other revenue	23,555	25,240
Total revenue	$2,399,689	$2,261,648

Income from continuing operations	$125,882	$149,132
Income from discontinued operations	(4,404)	779
Net income	$121,478	$149,911

Earnings available for common shareholders	$120,418	$148,851
Average shares – common and potentially dilutive (1000’s)	424,449	421,921

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.32	$0.37
Losses from nonregulated subsidiaries and holding company	(0.02)	(0.01)
Earnings per share - continuing operations	0.30	0.36

Discontinued operations	(0.01)	—

Total earnings per share – GAAP	$0.29	$0.36

Book value per share	$13.11	$13.13